Exhibit 99.1
VISTEON CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
On March 31, 2009, Visteon UK Limited (the “UK Debtor”), a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Visteon Corporation (the “Company”) filed for administration (the “UK Administration”) under the United Kingdom Insolvency Act of 1986 with the High Court of Justice, Chancery division in London, England (the “High Court”). The administration order placed the UK Debtor, which has operations located in Enfield, UK, Basildon, UK, and Belfast, UK, under the control of administrators from KPMG as approved by the High Court. The UK Administration was initiated in response to continuing operating losses of the UK Debtor and mounting labor costs and their related demand on the Company’s cash flows and does not include the Company or any of the Company’s other subsidiaries.
The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the UK Administration as if it had occurred as of January 1, 2008. The following unaudited pro forma consolidated balance sheet as of December 31, 2008 gives effect to the UK Administration as if it had occurred on December 31, 2008.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the UK Administration occurred on the dates indicated and should not be construed as representative of future results of operations or financial position. The pro forma results should be read in conjunction with the financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

VISTEON CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share amounts)

	Year Ended December 31, 2008
	As Reported	Adjustments	Notes	Pro Forma
Net sales
Products	$9,077	$(386)	(a)	$8,691
Services	467	(2)	(a)	465

	9,544	(388)		$9,156

Cost of sales
Products	8,621	(432)	(a)	8,189
Services	464	(2)	(a)	462

	9,085	(434)		8,651

Gross margin	459	46		505

Selling, general and administrative expenses	553	(22)	(a)	531
Restructuring expenses	147	(34)	(a)	113
Reimbursement from Escrow Account	113	(39)	(a)	74
Asset impairments and loss on divestitures	275	(24)	(a)	251

Operating loss	(403)	87		(316)

Interest expense	215	—		215
Interest income	46	—		46
Equity in net income of non-consolidated affiliates	41	—		41

Loss before income taxes and minority interests	(531)	87		(444)

Provision for income taxes	116	—	(b)	116
Minority interests in consolidated subsidiaries	34	—		34

Net loss	$(681)	$87		$(594)

Basic and diluted per share data
Net loss (based on 129.4 million shares outstanding)	$(5.26)	$0.67		$(4.59)
See accompanying notes to the unaudited pro forma consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	As of December 31, 2008
	As Reported	Adjustments	Notes	Pro Forma
ASSETS
Cash and equivalents	$1,180	$(41)	(c)	$1,139
Accounts receivable, net	989	(23)	(d)	966
Inventories, net	354	(9)	(c)	345
Other current assets	249	(7)	(c)	242

Total current assets	2,772	(80)		2,692

Property and equipment, net	2,162	(10)	(c)	2,152
Equity in net assets of non-consolidated affiliates	220	—		220
Other non-current assets	94	—		94

Total assets	$5,248	$(90)		$5,158

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Short-term debt, including current portion of long term debt and debt in default	$2,697	$—		$2,697
Accounts payable	1,058	38	(d)	1,096
Accrued employee liabilities	228	(2)	(c)	226
Other current liabilities	288	(16)	(c)	272

Total current liabilities	4,271	20		4,291

Long-term debt	65	—		65
Employee benefits, including pensions	627	(159)	(c)	468
Postretirement benefits other than pensions	404	—		404
Deferred tax liabilities	139	—		139
Other non-current liabilities	365	(17)	(c)	348
Minority interests in consolidated subsidiaries	264	—		264

Shareholders’ deficit
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—		—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million outstanding	131	—		131
Stock warrants	127	—		127
Additional paid-in capital	3,407	—		3,407
Accumulated deficit	(4,704)	80	(e)	(4,624)
Accumulated other comprehensive income	157	(14)	(c)	143
Other	(5)	—		(5)

Total shareholders’ deficit	(887)	66		(821)

Total liabilities and shareholders' deficit	$5,248	$(90)		$5,158

See accompanying notes to the unaudited pro forma consolidated financial statements.

VISTEON CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following pro forma adjustments were made to reflect the terms related to the transaction:
(a)	These adjustments reflect the elimination of sales, costs of sales, selling, general and administrative expenses, restructuring expenses, reimbursement from escrow account, and asset impairments and loss on divestitures related to the UK Debtor. Costs of sales include materials, labor and related benefits, manufacturing overhead and other costs.

These amounts include the operations of the UK Debtor for the full year of 2008 including its Swansea and Halewood operations for the periods prior to their disposition by the UK Debtor in July 2008 and August 2008, respectively.

(b)	No provision or adjustment for income tax is included in the pro forma consolidated statement of operations as any changes in deferred tax assets or liabilities are expected to be offset by changes in the deferred tax asset valuation allowance.

(c)	These adjustments reflect the deconsolidation of the UK Debtor’s assets and liabilities from the Company’s consolidated balance sheet.

(d)	These adjustments reflect the deconsolidation of the UK Debtor’s receivables and payables from the Company’s consolidated balance sheet, including the effect of intercompany receivables due from the UK Debtor and payables due to the UK Debtor. Prior to the UK Administration, these intercompany amounts were eliminated in the Company’s consolidated financial statements.

Additionally, this adjustment includes a bad debt reserve for the full amount due from the UK Debtor. This amount has not been reflected in the pro forma consolidated statement of operations for the year ended December 31, 2008, as it is nonrecurring.

(e)	This amount reflects the adjustment of the carrying value of the Company’s noncontrolling interest in the UK Debtor. This noncontrolling interest will be adjusted to fair value in accordance with Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This amount has not been reflected in the pro forma consolidated statement of operations for the year ended December 31, 2008, as it is nonrecurring.